Exhibit 10(a)93

RESTRICTED UNIT AGREEMENT

This RESTRICTED UNIT AGREEMENT, by and between Entergy Corporation and J. Wayne Leonard (“Grantee”), shall be effective as of the date approved by the Personnel Committee of the Entergy Corporation Board of Directors, contingent upon execution by the parties. The definitions of capitalized terms used in this Agreement are provided in Section 19, unless otherwise noted.

1.
   Grant of Restricted Units.  In consideration of the continued leadership and System service Grantee will provide over the next 36 months, pursuant to the Equity Plan the Company hereby grants to Grantee ONE HUNDRED THOUSAND (100,000) Restricted Share Units (“Restricted Units”), subject to the terms and conditions set forth below, including, but not limited to, Section 4 of this Agreement.

2.	Vesting of Restricted Units. The Restricted Units (without dividend equivalents) shall vest in accordance with the following schedule:

•	50,000 Restricted Units shall vest on December 3, 2011.
•	50,000 Restricted Units shall vest on December 3, 2012.

Grantee must be a full-time employee of a System Company (as defined in the Equity Plan) continuously from the Effective Date of this Agreement through the applicable vesting date in order to vest in the Restricted Units that are scheduled to become vested on such vesting date.  Notwithstanding the foregoing, the following subsections set forth the entitlement of Grantee or his beneficiary(ies) to accelerated vesting of any then unvested Restricted Units under specified circumstances described in each subsection, and in no event shall Grantee and his beneficiary(ies) be entitled to accelerated payments and benefits under more than one such subsection.

2.1
The Restricted Units constitute "Other EOP Awards," as that term is defined in Grantee's Retention Agreement with the Company, executed on November 21, 2000 and effective as of October 27, 2000 (“Retention Agreement”) and, therefore, the vesting of such Restricted Units shall accelerate in the event Grantee experiences a Qualifying Termination or a Merger Related Termination, as those terms are defined in Grantee's Retention Agreement.

2.2
Nothwithstanding the vesting criteria set forth in Section 2 or any provision of the Equity Plan to the contrary (including Equity Plan Section 13.1 in the event of a Change in Control), if prior to the applicable vesting date, either (i) Employer terminates Grantee’s employment with Employer for a reason other than Cause; or (ii) Grantee’s employment is terminated in connection with a Change in Control, then Grantee shall fully vest in all Restricted Units on Grantee’s employment termination, unless Grantee becomes employed by an employer that assumes this Agreement or the obligations to Grantee hereunder.

2.3
Any portion of Grantee’s Restricted Unit grant that is not already vested in accordance with the above schedule shall immediately vest upon (a) Grantee’s termination of employment for Good Reason (as defined in Section 19.9 of this Agreement); (b) Grantee’s death or Disability (as defined in Section 19.6 of this Agreement); or (c) Company’s termination of Grantee’s employment for any reason other than Cause (as defined in Section 19.2 of this Agreement).

3. Payment or Deferral of Restricted Units.

3.1
Except as elected by Grantee in accordance with Section 3.2, as soon as reasonably practicable after each date on which the Restricted Units vest hereunder but in no event later than the date that is 2 ½ months from the end of the Company’s taxable year in which such amount is no longer subject to a substantial risk of forfeiture, the Company shall pay to Grantee a cash amount equal to the Fair Market Value of a share of Common Stock on the date of vesting, multiplied by the number of Restricted Units which vested on such date.  Such payment shall be made in accordance with the short-term deferral exception of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and final regulations issued thereunder.

3.2
In lieu of receiving payment of any vested Restricted Units at the time set forth in Section 3.1 above, Grantee may elect, to the extent allowed under the Equity Plan in accordance with the requirements of Code Section 409A and final regulations issued thereunder, to defer payment in accordance with the Equity Plan.  Any such election to defer must be made at least 12 months prior to the vesting date of such amount and must defer payment by at least five years, provided that to the extent specified in the Grantee’s deferral election, payment shall be accelerated upon death, disability, unforeseeable emergency or change in control, as such terms are defined for purposes of, and to the extent permitted by, Code Section 409A

4.
Termination, Forfeiture and/or Repayment of Restricted Units.  Except as otherwise provided herein, the Restricted Units for which restrictions have not yet lifted shall terminate on the date on which the Grantee's full-time System employment terminates.  In addition, Grantee agrees to the following:

4.1
In the event Grantee vests in all or a portion of the Restricted Units granted under this Agreement, then for a period of two years following the Date of Termination, Grantee shall not engage (without the prior written consent of Company) in any employment or other activity (either in his individual capacity or together with any other person, corporation, governmental agency or body, or other entity)  with any entity that is (i) listed in the Standard & Poor’s Electric Index, Philadelphia Utility Index, or the Dow Jones Utilities Index; or (ii) in competition with, or similar in nature to, any business conducted by any System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such period. In the event of any violation by Grantee of this subsection 4.1, or in the event that all or any part or application of this subsection 4.1 is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, then (i) Grantee shall repay to Company, within 5 business days of Company's written request therefor, any Restricted Unit amount previously paid to him pursuant to this Agreement, (ii) Grantee shall forfeit any amount previously awarded to him and deferred under the Equity Plan or otherwise pursuant to this Agreement, and (iii) Grantee shall have no further entitlement to receive any additional payments or benefits under this Agreement.

4.2
For a period of two years following the Date of Termination, Grantee agrees not to take any action or make any statement, written or oral, to any current or former employee of any System Company, or to any other person, which disparages any System Company, its management, directors or shareholders, or its practices, or which could reasonably be expected to disrupt or impair their normal operations, including actions or statements (i) that could reasonably be expected to harm the reputation of any System Company with its clients, suppliers, employees or the public; or (ii) that could reasonably be expected to interfere with existing or prospective contractual or employment relationships with any System Company or its clients, suppliers or employees.  In the event of any violation by Grantee of this subsection 4.2, or in the event that all or any part or application of this subsection 4.2 is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction , then (i) Grantee shall repay to Company, within 5 business days of Company's written request therefor, any Restricted Unit amount previously paid to him pursuant to this Agreement, (ii) Grantee shall forfeit any amount previously awarded to him and deferred under the Equity Plan or otherwise pursuant to this Agreement, and (iii) Grantee shall have no further entitlement to receive any additional payments or benefits under this Agreement.

5.
Compliance with Code Section 409A Limitations.  Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Code Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or regulations thereunder.  Specifically, the terms “termination” and termination of employment” shall be applied in a manner consistent with the definition of “separation from service” within the meaning of Code Section 409A.  A right of the Company, if any, to offset or otherwise reduce any sums that may be due or become payable by the Company to Grantee by any overpayment or indebtedness of the Grantee shall be subject to limitations imposed by Code Section 409A.  For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. Amounts payable under this Agreement shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of substantial vesting), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii).  To the extent that deferred compensation subject to the requirements of Code Section 409A becomes payable under this Agreement to Grantee at a time when Grantee is a “specified employee” (within the meaning of Code Section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code Section 409A(a)(2)(B).

6.
Restricted Units Nontransferable.  Restricted Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by Grantee (or any beneficiary) other than by will or laws of descent and distribution.

7.	Governing Law. The laws of the State of Louisiana shall govern the validity, interpretation, and construction of this Agreement, without regard to its principles of conflict of laws.

8.
Incorporation of Equity Plan.  The Equity Plan is hereby incorporated by reference and made a part hereof, and the Restricted Units and this Agreement shall be subject to all terms and conditions of the Equity Plan, a copy of which has been provided or otherwise made accessible to the Grantee.  Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Equity Plan, unless otherwise noted.

9.
Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Grantee and such officer as may be specifically designated by the Committee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The Equity Plan may be amended, modified or terminated only in accordance with its terms.

10.	Rights as a Shareholder. Neither the Grantee nor any of Grantee's successors in interest shall have any rights as a stockholder of the Company with respect to any Restricted Unit.

11.
 Agreement Not a Contract of Employment.  Neither the Equity Plan, the granting of the Restricted Units, this Agreement nor any other action taken pursuant to the Equity Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

12.
Settlement of Disputes.  The Committee shall have full authority to interpret and construe the terms of the Equity Plan and this Agreement.  The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

12.1
All claims by Grantee for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. The Committee shall have the sole and exclusive power and discretion to make factual determinations, construe and interpret the Agreement.  Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to Grantee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Committee shall afford a reasonable opportunity to Grantee for a review of the decision denying a claim and shall further allow Grantee to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that Grantee's claim has been denied.

12.2	If Grantee elects to challenge the Committee’s decision in judicial proceedings, that action must be filed within 180 days following the day the Committee makes a final determination on the claim.

13.
 Successors.  In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.  Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Grantee to compensation from Company upon Grantee’s Date of Termination in the same amount and on the same terms as Grantee would be entitled to hereunder if Grantee were to be terminated without Cause.

14.
Unfunded Benefit.  Unless specifically provided for in a written plan document properly adopted pursuant to such plan, none of the benefits or arrangements described in this Agreement shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Grantee’s System Company employer.

15.
Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to the Grantee, to his last known address as shown in the personnel records of Company, and if to Company, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

If to Company:
Entergy Corporation
Attention: General Counsel
639 Loyola Avenue, 26th Floor
                New Orleans, LA 70113-3125

16.
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.
Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by Grantee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Grantee shall die while any amount would still be payable to Grantee hereunder (other than amounts which, by their terms, terminate upon the death of Grantee) if Grantee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Grantee's estate.

19.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

19.1	Agreement shall mean this Restricted Unit Agreement.

19.2	Cause shall mean:

(a)
The continuing failure by Grantee to substantially perform Grantee’s duties (other than such failure resulting from the Grantee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Grantee) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to Grantee by the Committee, which demand specifically identifies the manner in which the Committee believes that Grantee has not substantially performed Grantee’s duties; or

(b)	the willful engaging by Grantee in conduct which is demonstrably and materially injurious to any System Company, monetarily or otherwise; or

(c)
conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which other crime has or may have a material adverse affect on Grantee’s ability to carry out Grantee’s duties or upon the reputation of any System Company; or

(d)	a material violation by Grantee of any agreement Grantee has with a System Company; or

(e)	unauthorized disclosure by Grantee of the confidences of any System Company.

For purposes of clause (b) of this Section 19.2, no act, or failure to act, on Grantee's part shall be deemed "willful" unless done, or omitted to be done, by Grantee not in good faith and without reasonable belief that Grantee's act, or failure to act, was in the best interests of the System.

19.3	Committee shall mean the Personnel Committee of the Entergy Corporation Board of Directors.

19.4	Company shall mean Entergy Corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

19.5
Date of Termination shall mean (i) if Grantee’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Grantee shall not have returned to the full-time performance of Grantee's duties during such thirty (30) day period), and (ii) if Grantee's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Grantee, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

19.6
Disability shall be deemed the reason for the termination by a System employer of Grantee's employment, if, as a result of Grantee's incapacity due to physical or mental illness, Grantee shall have been absent from the full-time performance of Grantee's duties with the System for a period of six (6) consecutive months, Company shall have given Grantee a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, Grantee shall not have returned to the full-time performance of Grantee's duties.

19.7           Effective Date shall mean the date the Agreement is approved by the Committee.

19.8	Equity Plan shall mean the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, as may be amended from time to time.

19.9	Good Reason for purposes of this Agreement shall mean the occurrence, without Grantee’s express written consent, of any of the following events during Grantee’s employment:

(a)
the substantial reduction in the nature or status of Grantee’s duties or responsibilities from those in effect on the date immediately preceding the effective date of this Agreement, other than an insubstantial and inadvertent act that is remedied by the System Company employer promptly after receipt of notice thereof given by  Grantee;

(b)
a reduction of five percent (5%) or more in Grantee’s base salary as in effect immediately prior to the effective date of this Agreement, which shall be calculated exclusive of any bonuses, overtime, or other special payments, but including the amount, if any, Grantee elects to defer under: (1) a cash or deferred arrangement qualified under Code Section 401(k); (2) a cafeteria plan under Code Section 125; (3) the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan; and (4) any other nonqualified deferred compensation plan, agreement, or arrangement in which Grantee may hereafter participate or be a party;

(c)
requiring Grantee to be based at a location other than the Company's corporate headquarters (or, alternatively, at any temporary headquarters established by Company as a result of an emergency or other unforeseen circumstances), except for required travel on business of any System Company to an extent substantially consistent with Grantee’s present business obligations;

(d)
failure by System Company to continue to allow Grantee to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Grantee’s participation relative to other participants, as existed immediately prior to the effective date of this Agreement, except for across the board changes similarly affecting all senior executives  of Company;

(e)
failure by System Company employer to continue to allow Grantee to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by Grantee under any of the System Company's pension, savings, life insurance, medical, health and accident, disability or vacation plans in which Grantee was participating immediately prior to the effective date of this Agreement, except for across the board changes similarly affecting all senior executives of Company; or

(f)
any purported termination of Grantee’s employment which is not effected pursuant to a Notice of Termination; for purposes of this Agreement, no such purported termination shall be effective in depriving Grantee of the right to terminate employment for Good Reason.

Grantee’s right to terminate his employment for Good Reason shall not be affected by Grantee’s incapacity due to physical or mental illness.  Grantee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

19.10
Notice of Termination for purposes of this Agreement shall mean the notice of purported termination of Grantee’s employment (other than by reason of death), which shall be communicated by written notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Grantee’s employment under the provision so indicated.

19.11   System  shall mean Company and all other System Companies.

19.12
System Company(ies) shall mean Company and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company and any partnership or trade or business which is 80% of more controlled, directly or indirectly, by Company, and any successor to the business and/or assets of any such entity.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, which is effective on the day and year first above written.

ENTERGY CORPORATION

By: /s/ Terry Seamons
Terry Seamons
Senior Vice-President,
Human Resources and Administration

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Equity Plan herein incorporated by reference. The undersigned further acknowledges that the Equity Plan Prospectus is available to him for review on the Company’s internal Web page.

        /s/ J. Wayne Leonard
J. Wayne Leonard, Grantee